Schedule I
to the
Sublicense Agreement
dated March 5, 2021 between
Defiance ETFs, LLC and ETF Series Solutions

May 19, 2021

Fund	Index Provider	Index
Defiance Next Gen H2 ETF	MV Index Solutions GmbH	BlueStar Hydrogen & NextGen Fuel Cell Index
Defiance Next Gen Connectivity ETF	MV Index Solutions GmbH	BlueStar 5G Communications Index
Defiance Quantum ETF	MV Index Solutions GmbH	BlueStar Quantum Computing and Machine Learning Index
Defiance Hotel, Airline, and Cruise ETF	MV Index Solutions GmbH	BlueStar Global Hotels, Airlines, and Cruises Index
Defiance Next Gen Big Data ETF	MV Index Solutions GmbH	BlueStar Big Data & Analytics Index

Defiance Next Gen SPAC Derived ETF	Indxx, LLC	Indxx SPAC & NextGen IPO Index

Defiance Nasdaq Junior Biotechnology ETF	Nasdaq Global Indexes	NASDAQ Junior Biotechnology Index

Defiance Next Gen Altered Experience ETF	BITA GmbH	BITA Medical Psychedelics, Cannabis, and Ketamine Index
Defiance Copper Miners ETF	BITA GmbH	BITA Next Gen Copper EV Index
Defiance Crypto and Blockchain Ecosystem ETF	BITA GmbH	BITA Next Gen NFT and Pure Blockchain Index